                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             MEASUREX CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

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Notes:

                              [LOGO OF MEASUREX]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 12, 1996



To Our Stockholders:

  You are cordially invited to attend the Annual Meeting of Stockholders of MEASUREX CORPORATION (the "Company") which will be held at the Company's principal executive offices, One Results Way, Cupertino, California, at 10:00 a.m. on April 12, 1996 for the following purposes:

  1.   To elect to the board three directors;

  2. To approve certain amendments to the Company's 1993 Stock Option Plan, including an increase in the number of shares of Common Stock authorized for issuance thereunder by 2,000,000 shares;

  3. To consider and vote upon a proposal to ratify the selection of Coopers & Lybrand as independent public accountants for the Company for the fiscal year ending December 1, 1996; and

  4. To act upon such other business as may properly come before the meeting or at any adjournment or postponement thereof.

  The Board of Directors has fixed the close of business on February 21, 1996 as the record date for determining those stockholders who will be entitled to vote at the meeting. The stock transfer books will not be closed between the record date and the date of the meeting.

  Representation of at least a majority of all outstanding shares of Common Stock of Measurex Corporation is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. Your proxy may be revoked at any time prior to the time it is voted.

                                    By Order of the Board of Directors,

                                    Charles Van Orden
                                    Vice President, General Counsel
                                    and Secretary
Cupertino, California
February 29, 1996

              STOCKHOLDERS SHOULD READ THE ENTIRE PROXY STATEMENT
                  CAREFULLY PRIOR TO RETURNING THEIR PROXIES

                                PROXY STATEMENT
                                      FOR
                       ANNUAL MEETING OF STOCKHOLDERS OF
                             MEASUREX CORPORATION

                           TO BE HELD APRIL 12, 1996

       This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of MEASUREX CORPORATION ("Measurex" or the "Company") of proxies to be voted at the Annual Meeting of Stockholders which will be held at 10:00 a.m. on April 12, 1996 at the Company's principal executive offices, One Results Way, Cupertino, California 95014, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the proxy card were first mailed to stockholders on or about February 29, 1996.

                         VOTING RIGHTS AND SOLICITATION

       The close of business on February 21, 1996 was the record date for stockholders entitled to notice of and to vote at the Annual Meeting. As of that date, Measurex had 15,870,022 shares of common stock, $.01 par value per share (the "Common Stock"), issued and outstanding, exclusive of treasury stock. All of the shares of the Company's Common Stock outstanding on the record date are entitled to vote at the Annual Meeting, and stockholders of record entitled to vote at the meeting will have one (1) vote for each share so held on the matters to be voted upon.

       Shares of the Company's Common Stock represented by proxies in the accompanying form which are properly executed and returned to Measurex will be voted at the Annual Meeting of Stockholders in accordance with the stockholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of each of the directors as described herein under "Proposal 1--Election of Directors," FOR the approval of the amendment to the Company's 1993 Stock Option Plan as described herein under "Proposal 2--Approval of Amendment to the 1993 Stock Option Plan" and FOR ratification of the selection of accountants as described herein under "Proposal 3--Ratification of Selection of Independent Public Accountants." Management does not know of any matters to be presented at this Annual Meeting other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement. If other matters should properly come before the meeting, the proxy holders will vote on such matters in accordance with their best judgment. Any stockholder has the right to revoke his or her proxy at any time before it is voted. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

       The entire cost of soliciting proxies will be borne by Measurex. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone, telegraph or special letter by officers and regular Measurex employees for no additional compensation. The Company has engaged Morrow & Co., Inc. ("Morrow") to provide routine advice and services for proxy solicitation. Morrow will receive approximately $10,000 from the Company for such advice and services. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the Company's Common Stock, and such persons may be reimbursed for their expenses.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS


       The members of the Board of Directors of Measurex are classified into three classes, one of which is elected at each Annual Meeting of Stockholders to hold office for a three-year term and until successors of such class have been elected and qualified. The nominees for the Board of Directors are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for directors listed below. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

NOMINEES TO BOARD OF DIRECTORS

                                                                       CLASS AND
                                                                        YEAR IN
                                                          DIRECTOR    WHICH TERM
NAME                       PRINCIPAL OCCUPATION            SINCE      WILL EXPIRE   AGE
----                       --------------------           --------    -----------   ---
John W. Larson     Chairman, Brobeck, Phleger &            1970(1)     Class III    60
                   Harrison LLP (law firm)                                1999

J.W. McKittrick    President, Tel-Research Corporation     1968        Class III    68
                   (consulting business)                                  1999

Graham Tyson       Retired Chairman and Chief              1979        Class III    72
                   Executive Officer, Dataproducts                        1999
                   Corporation
                   (computer printer manufacturer)

-------------------
(1) Except for a period from July 1971 to September 1973 when Mr. Larson was in government service.

       Mr. Larson has been the Chairman of the law firm of Brobeck, Phleger & Harrison LLP since January 1, 1993, and served as Managing Partner of the firm from 1988 through 1992. He has been a partner with such firm since January 1969 except for the period from July 1971 to September 1973 when he was in government service as Assistant Secretary of the United States Department of the Interior and Counselor to the Cost of Living Council. Measurex has retained Brobeck, Phleger & Harrison LLP as its counsel since 1968 and proposes to retain said firm during the current fiscal year. Mr. Larson was Secretary of Measurex from 1968 to 1988, except during his period of government service, and he has served as Assistant Secretary since 1988.

       Mr. McKittrick has been President of Tel-Research Corporation ("TRC"), a telecommunications consulting firm, since 1990. He also served as President of TRC from 1980 to 1987. He was President and Chief Executive Officer of VMX, Inc., a manufacturer of voice messaging systems, from 1987 to 1988 and its Chairman and Chief Executive Officer from 1988 to 1990.

       Mr. Tyson is the retired Chairman and Chief Executive Officer of Dataproducts Corporation, a manufacturer of printers and other products primarily for the computer and telecommunications industries. Mr. Tyson was one of the founders of Dataproducts Corporation and served as its President and Chief Executive Officer from 1971 to 1980. He served as its Chief Executive Officer from 1980 to 1982, Chairman of the Board from 1980 to 1985 and President and Chief Executive Officer from 1985 to 1986.

DIRECTORS NOT STANDING FOR ELECTION

       The members of the Board of Directors who are not standing for election at this year's Annual Meeting are set forth below.

                                                                       CLASS AND
                                                                        YEAR IN
                                                          DIRECTOR    WHICH TERM
NAME                       PRINCIPAL OCCUPATION            SINCE      WILL EXPIRE   AGE
----                       --------------------           --------    -----------   ---
Paul Bancroft III    Venture Capitalist                      1968       Class I      66
                                                                          1997

Dwight C. Baum       Senior Vice President, Paine Webber     1968       Class I      83
                     Incorporated (investment banking)                    1997

John C. Gingerich    President and Chief Operating           1993       Class I      59
                     Officer, Measurex Corporation                        1997

David A. Bossen      Chairman of the Board of Directors      1968       Class II     69
                     and Chief Executive Officer, Measurex                1998
                     Corporation

Orion L. Hoch        Chairman Emeritus, Litton Industries,   1979       Class II     67
                     Inc. (multi-industry company)                        1998

Jeffery T. Grade     Chairman of the Board of Directors      1993       Class II     52
                     and Chief Executive Officer,                         1998
                     Harnischfeger Industries, Inc.
                     (manufacturer of papermaking, mining
                     and material handling equipment)

       Mr. Bancroft is a venture capitalist. He was a venture capitalist and consultant to Bessemer Securities Corporation ("Bessemer") from 1988 to 1992. He was President, Chief Executive Officer and a Director of Bessemer from 1976 to 1988, a Senior Vice President of Bessemer from 1974 to 1976 and Vice President of Bessemer from 1967 to 1974. Mr. Bancroft is a director of Scudder Equity Trust, Scudder New Europe Fund, Inc., Scudder New Asia Fund, Inc., Scudder Development Fund, Scudder International Fund, Scudder Global Fund, Inc. and Western Atlas, Inc.

       Mr. Baum is currently Senior Vice President of PaineWebber Incorporated, an investment banking firm, and Chairman of the Board of Directors of United Cities Gas Company. Until 1984, he had been Advisory Director of Blyth Eastman PaineWebber Incorporated and a Senior Vice President and director of its predecessor since 1956. Mr. Baum is also a director of Dominguez Services Corporation and Westminster Capital, Inc.

       Mr. Gingerich has served as President and Chief Operating Officer of Measurex since December 1993. Prior to such date Mr. Gingerich served in a variety of positions at Measurex since joining the Company in 1970. Prior to his appointment as President and Chief Operating Officer, he had served as Executive Vice President since 1982.

       Mr. Bossen is a founder of Measurex and has served as President and Chief Executive Officer from the Company's incorporation in January 1968 until December 1993 when he was made Chairman of the Board of Directors and Chief Executive Officer.

       Dr. Hoch is the Chairman Emeritus of Litton Industries, Inc. ("Litton"), a multi-industry company. He served as Chairman of Litton from 1988 to 1994. Prior to that he served as Chief Executive Officer of Litton from 1986 through 1992 and as a director since 1982. Dr. Hoch is also a trustee of Carnegie Mellon University and is a director and Chairman of the Executive Committee of the Board of Directors of Western Atlas, Inc.

       Mr. Grade has been Chairman of the Board of Directors and Chief Executive Officer at Harnischfeger Industries, Inc. ("Harnischfeger"), a manufacturer of papermaking, mining and material handling equipment, since 1993. He was President and

Chief Executive Officer of Harnischfeger from 1992 until 1993, and served as its President and Chief Operating Officer from 1986 until 1992. Mr. Grade is also a director of Case Corporation, Crucible Materials Corporation and Coeur d'Alene Mines Corporation.

BOARD MEETINGS AND COMMITTEES

       The Board of Directors of the Company held a total of ten meetings during fiscal 1995. During fiscal 1995, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he served.

       The Company has an Audit Committee and a Compensation Committee of the Board of Directors. There is no nominating committee or committee performing the functions of such committee.

       The Audit Committee meets with the Company's financial management and its independent accountants at various times during each year and reviews internal control conditions, audit plans and results, and financial reporting procedures. This Committee, which currently consists of Messrs. Baum, Tyson and Grade, held two meetings during fiscal 1995.

       The Compensation Committee reviews and approves the compensation arrangements for the Company's executive officers and other key employees in management positions. The Compensation Committee also administers the Company's 1993 Stock Option Plan and Employee Stock Purchase Plan. This Committee, consisting of Messrs. Bancroft, Hoch and Larson, held five meetings during fiscal 1995.

DIRECTOR REMUNERATION

       Non-employee members of the Board are each paid an annual retainer fee of $18,000, except for Mr. Tyson and Mr. Bancroft, who as chairmen of the Audit Committee and the Compensation Committee, respectively, receive an annual retainer fee of $19,000. In addition, each non-employee member is paid $1,500 per Board meeting and $1,000 per Committee meeting attended and are reimbursed for all out-of-pocket costs incurred in connection with their attendance at such meetings. Although the Compensation Committee generally meets on the dates of each Board meeting, its members are paid for only one meeting per year.

       Under the automatic option grant program in effect under the Company's 1993 Stock Option Plan, an individual who first becomes a non-employee member of the Board will receive an automatic option grant for 16,000 shares of the Company's Common Stock upon commencement of Board service, and each individual with six or more months of Board service will receive an automatic option grant for an additional 4,000 shares at each Annual Stockholders Meeting at which he continues to serve as a non-employee Board member, whether or not he is standing for reelection at that particular meeting. On April 18, 1995, the date of the 1995 Annual Stockholders Meeting, each non-employee Board member received an automatic option grant under the 1993 Stock Option Plan for 4,000 shares of Common Stock with an exercise price of $25.625 per share, the fair market value per share of Common Stock on the grant date. Each 16,000-share and 4,000-share option has a term of ten years and will become exercisable in four equal annual installments over the optionee's period of Board service, beginning one year after the grant date. However, each outstanding automatic option grant will immediately become exercisable for all the option shares should the Company be acquired by merger or asset sale or should there occur a hostile take-over of the Company through a tender offer for more than 50% of the outstanding Common Stock or a change in the majority of the Board as a result of one or more contested elections for Board membership. Upon the successful completion of a hostile tender offer for more than 50% of the outstanding Common Stock, each outstanding automatic option grant may be surrendered to the Company in return for a cash payment in an amount per share of Common Stock subject to the surrendered option equal to the greater of (i) the highest tender offer price per share paid for the Common Stock or (ii) the fair market value per share on the option surrender date, less the option exercise price payable per share.

       No other compensation is paid to the non-employee members of the Board with respect to their service on the Board.

RECOMMENDATION OF THE BOARD OF DIRECTORS

       The Board of Directors recommends that the stockholders vote FOR the election of each of the three nominees set forth above.

                                  PROPOSAL 2:

              APPROVAL OF AMENDMENT TO THE 1993 STOCK OPTION PLAN

       The stockholders are being asked to approve an amendment to the Company's 1993 Stock Option Plan (the "1993 Plan") which will (i) increase the number of shares of Common Stock authorized for issuance under the 1993 Plan by an additional 2,000,000 shares, subject to the limitation that the maximum number of shares for which options may be granted on the basis of that increase may not exceed 1,000,000 shares in the aggregate over the twelve (12)-month period measured from the date of stockholder approval of this Proposal, (ii) limit the maximum number of shares of Common Stock for which any one individual may be granted stock options or separately exercisable stock appreciation rights under the 1993 Plan to 400,000 shares per calendar year, (iii) eliminate the discretion of the Plan Administrator to grant options under the Discretionary Option Grant Program with an exercise price less than 100% of the fair market value per share of Common Stock on the grant date, (iv) eliminate the authority of the Plan Administrator to reprice outstanding options under the 1993 Plan and
(v) eliminate the loan provisions of the 1993 Plan pursuant to which one or more optionees would otherwise have the opportunity to finance the exercise of their outstanding options through the delivery of full-recourse promissory notes.
The affirmative vote of a majority of the Common Stock present or represented and entitled to vote at the Annual Meeting is required for approval of the amendment.

       The purpose of the 2,000,000-share increase is to assure that a sufficient reserve of Common Stock will be available under the 1993 Plan to allow the Company to continue to attract and retain the services of key individuals essential to the Company's long-term growth and success through equity incentives made in the form of stock option grants, and the requirement that all option grants under the Discretionary Option Grant Program have an exercise price not less than the fair market value of the option shares on the grant date will assure that those grants will have value only if the market price of the Common Stock appreciates over the market price in effect at the time of the grant. The limitation on the maximum number of shares for which any one individual may be granted stock options or separately exercisable stock appreciation rights per calendar year will assure that any compensation deemed paid to the Company's executive officers in connection with their exercise of any options granted under the 1993 Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation per covered individual on the federal income tax deductibility of compensation paid
by the Company to certain executive officers.   Finally, the loan provisions of
the 1993 Plan have been eliminated because the Plan Administrator no longer deems it appropriate for option holders to obtain financial assistance from the Company in connection with the exercise of their outstanding options under the 1993 Plan, and in fact no loans have been made under the 1993 Plan.

       The following is a summary of the principal features of the 1993 Plan, together with the applicable tax and accounting implications, which will be in effect if the amendment in the 1993 Plan is approved by the stockholders. This summary, however, does not purport to be a complete description of all the provisions of the 1993 Plan. Any stockholder who wishes to obtain a copy of the actual plan document may do so by written request to the Corporate Secretary at the Company's executive offices in Cupertino, California.

       The 1993 Plan was adopted by the Board on February 12, 1993 as the successor to the Company's 1981 Stock Option Plan (the "1981 Plan") and became effective upon approval by the stockholders at the 1993 Annual Meeting held on April 20, 1993. All options outstanding at that time under the 1981 Plan were incorporated into the 1993 Plan, and no further shares of Common Stock will be issued under the 1981 Plan.

OPTION GRANT PROGRAMS

       The 1993 Plan contains three separate equity incentive programs: (i) a Discretionary Option Grant Program, under which key employees and consultants may be granted options to purchase shares of Common Stock, (ii) an Automatic Option Grant Program, under which option grants are automatically made at periodic intervals to the non-employee Board members and (iii) a Salary Investment Option Grant Program, under which key employees may elect to have a portion of their base salary reduced each year in return for options to purchase shares of Common Stock at an aggregate discount from current fair market value equal to the amount of such salary reduction.

       Options granted under the Discretionary Option Grant Program may be either incentive stock options designed to meet the requirements of Section 422 of the Internal Revenue Code or non-statutory options not intended to satisfy such requirements. All grants under the Automatic Option Grant Program and the Salary Investment Option Grant Program will be non-statutory options.

SHARE RESERVE

       The maximum number of shares of the Common Stock issuable over the term of the Plan may not exceed 7,110,240 shares, including the 2,000,000-share increase which forms part of the amendment for which stockholder approval is sought pursuant to this Proposal. However, not more than 5,362,535 shares may be issued under the 1993 Plan after January 31, 1996. The shares of Common Stock issuable under the 1993 Plan may be drawn from shares of the Company's authorized but previously unissued Common Stock or from shares of Common Stock reacquired by the Company, including shares purchased on the open market and held as treasury shares. In no event, however, may any one participant in the 1993 Plan be granted stock options and separately exercisable stock appreciation rights for more than 400,000 shares of Common Stock in the aggregate per calendar year, beginning with the 1996 calendar year.

       Should an option expire or terminate for any reason prior to exercise in full (including options incorporated from the 1981 Plan), the shares subject to the portion of the option not so exercised will be available for subsequent option grants under the 1993 Plan. Shares subject to any option surrendered in accordance with the stock appreciation right provisions of the 1993 Plan, whether or not the shares are subsequently reacquired by the Company pursuant to its repurchase rights under the 1993 Plan, will reduce on a share-for-share basis the number of shares of Common Stock available for subsequent grants.

STOCK AWARDS

  The table below shows, as to each of the Company's executive officers named in the Summary Compensation Table and the various indicated individuals and groups, the number of shares of Common Stock subject to options granted under the 1993 Plan since the February 12, 1993 effective date of the 1993 Plan through January 31, 1996, together with the weighted average exercise price payable per share.



                                           OPTION TRANSACTIONS
-------------------------------------------------------------------------------------------------------
                                                       Options Granted                 Weighted Average
                       Name                          (Number of Shares)                 Exercise Price
                       ----                          ------------------                ----------------

David A. Bossen                                              189,975                          22.1844
Chief Executive Officer

John C. Gingerich                                            120,500                          22.2308
President and Chief Operating Officer

Robert McAdams, Jr.                                           81,000                          23.2438
Executive Vice President of Finance and
 Information Services and Chief Financial Officer

William J. Weyand                                             82,000                          23.6387
Executive Vice President, Worldwide Sales and
 Service

Glenn R. Wienkoop                                             82,000                          22.8155
Executive Vice President and Division President,
 Industrial Systems Division

All executive officers as a group (10)                       695,775                          22.3791

Paul Bancroft III                                             12,000                          20.0417

Dwight C. Baum                                                12,000                          20.0417

Jeffery T. Grade                                               8,000                          21.8750

Orion L. Hoch                                                 12,000                          20.0417

John W. Larson                                                12,000                          20.0417

J.W. McKittrick                                               12,000                          20.0417

Graham Tyson                                                  12,000                          20.0417

All non-employee directors as a group (7)                     80,000                          20.2250

All employees, including current officers who are          1,652,675                          23.4161
not executive officers, as a group (938)
=====================================================================================================

       As of January 31, 1996, approximately 3,100,223 shares of Common Stock were subject to outstanding options under the 1993 Plan, and 2,262,312 shares of Common Stock (including the 2,000,000-share increase subject to stockholder approval as part of this Proposal) were available for issuance under future option grants. 1,747,705 shares have been issued under the 1993 Plan through January 31, 1996.

       No options have been granted to date on the basis of the 2,000,000-share increase to the 1993 Plan which forms part of the amendment for which the stockholder approval is sought pursuant to this Proposal. In addition, the maximum number of shares for which stock options may be granted on the basis of that share increase will be limited to 1,000,000 shares in the aggregate over the twelve (12)-month period measured from the date of the Annual Meeting, if this Proposal is in fact approved by the stockholders.


PLAN ADMINISTRATION

       Option grants under the Discretionary Option Grant Program and the Salary Investment Option Grant Program will be made by the Compensation Committee of the Board of Directors. The Compensation Committee is comprised of two or more non-employee Board members appointed by the Board. The Compensation Committee in its capacity as the administrator of the Discretionary Option Grant and Salary Investment Option Grant Programs will be designated in this summary as the Plan Administrator. All grants under the Automatic Option Grant Program are made in strict compliance with the express provisions of such program, and the Plan Administrator will exercise no discretionary functions under this particular program.

ELIGIBILITY

       Key employees of the Company or its subsidiaries (including officers) and independent consultants are eligible to participate in the Discretionary Option Grant Program. Key employees of the Company or its subsidiaries are also eligible to participate in the Salary Investment Option Grant Program. Non-employee members of the Board are only eligible to participate in the Automatic Option Grant Program.

       As of January 31, 1996, approximately 10 executive officers and 856 other key employees were eligible to participate in the Discretionary Option Grant and Salary Investment Option Grant Programs, and 7 non-employee Board members were eligible to participate in the Automatic Option Grant Program.

VALUATION

       For all purposes under the 1993 Plan, the fair market value per share of Common Stock on any relevant date will be the closing selling price per share on such date, as quoted on the composite tape of transactions on the New York Stock Exchange. If there is no reported selling price for such date, then the closing selling price for the last previous date for which such quotation exists will be determinative of fair market value. On January 31, 1996, the fair market value of the Common Stock was $29.625 per share.

                       DISCRETIONARY OPTION GRANT PROGRAM

       The exercise price per share may not be less than the fair market value per share of Common Stock on the grant date. Prior to February 15, 1996, the Compensation Committee had the authority to grant options under the Discretionary Option Grant Program with an exercise price per share less than such fair market value. However, no below-market option grants have in fact been made under the Discretionary Option Grant Program. No option will have a maximum term in excess of ten (10) years measured from the grant date. Options granted under the Discretionary Option Grant Program will generally become exercisable for the option shares in one or more installments over the optionee's period of service.

       The exercise price for shares purchased under the Discretionary Option Grant Program may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay on the optionee's part.

       Any option held by the optionee at the time of cessation of Service will not remain exercisable beyond the limited period designated by the Plan Administrator at the time of the option grant. Under no circumstances, however, may any option be exercised after the specified expiration date of the option term. Each such option will normally, during such limited period, be exercisable only to the extent of the number of shares of Common Stock in which the optionee is vested at the time of cessation of Service. The optionee will be deemed to continue in Service for so long as such individual performs services for the Company or any parent or subsidiary corporation, whether as an employee, non-employee Board member or independent consultant or advisor.

       The Plan Administrator, however, has complete discretion to extend the period following the optionee's cessation of Service during which his or her outstanding options may be exercised and/or to accelerate the vesting of those options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of Service.

       Any unvested shares of Common Stock issued under the Discretionary
Option Grant Program will be subject to repurchase by the Company, at the original exercise price paid per share, upon the optionee's cessation of Service prior to vesting in such shares. The Plan Administrator has complete discretion in establishing the vesting schedule for any such unvested shares and will have full authority to cancel the Company's outstanding repurchase rights in whole or in part at any time.

       The optionee does not to have any stockholder rights with respect to the option shares until the option is exercised and the option price is paid for the purchased shares. Options are not assignable or transferable other than by will or by the laws of inheritance following the optionee's death, and the option may, during the optionee's lifetime, be exercised only by the optionee.

       The Plan Administrator may grant options with tandem or limited stock appreciation rights. Tandem stock appreciation rights provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in common stock. Officers of the Company subject to the short-swing profit restrictions of the Federal securities laws may also be granted limited stock appreciation rights in connection with their option grants. Any option with such a limited stock appreciation right in effect for at least six (6) months may be surrendered to the Company upon the occurrence of a Hostile Take-Over, to the extent the option is at the time exercisable for vested shares of Common Stock. In return for the surrendered option, the officer will be entitled to a cash distribution from the Company in an amount per cancelled option share equal to the excess of (i) the Take-Over Price per share over (ii) the option exercise price. The balance of the option (if any) will continue to remain outstanding and become exercisable and vested in accordance with the agreement evidencing such grant.

       For purposes of such limited stock appreciation right, the following definitions will be in effect:

       HOSTILE TAKE-OVER: the acquisition by any person or related group of persons (other than the Company or its affiliates) of securities possessing more than 50% of the combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders which the Board does not recommend such stockholders to accept, provided at least 50% of the securities so acquired in such tender or exchange offer are obtained from holders other than the Company's officers and directors.

       TAKE-OVER PRICE: the greater of (A) the fair market value of the vested shares of Common Stock subject to the cancelled option, measured on the option cancellation date in accordance with the valuation provisions of the 1993 Plan described above, or (B) the highest reported price per share paid by the tender offeror in effecting the Hostile Take-Over.

       The Plan Administrator has discretion to extend such limited rights to any or all outstanding options held by officers under the 1981 Plan and incorporated into the 1993 Plan.

                        AUTOMATIC OPTION GRANT PROGRAM

       Under the Automatic Option Grant Program, each individual will, upon his or her initial election or appointment to the Board as a non-employee director, receive an automatic option grant for 16,000 shares of Common Stock. In addition, on the date of each Annual Stockholders Meeting, each individual who is to continue to serve as a non-employee Board member will automatically be granted, whether or not he or she is standing for re-election at that particular Annual Meeting, a stock option to purchase 4,000 shares of Common Stock, provided such individual has served as a non-employee Board member for at least six (6) months. There will be no limit on the number of such 4,000-share options any one non-employee Board member may receive over his or her period of Board service.

       Each option granted under the Automatic Grant Program will be subject to the following terms and conditions:

            (i) The exercise price per share will be equal to 100% of the fair market value per share of Common Stock on the automatic grant date.

            (ii) Each option is to have a maximum term of ten (10) years measured from the grant date.

            (iii) Each automatic grant will become exercisable in a series of four (4) successive equal annual installments over the optionee's period of Board service, with the first such installment to become exercisable one year after the automatic grant date.

            (iv) The option will remain exercisable for a six (6)-month period following the optionee's cessation of Board service for any reason other than death. Should the optionee die while holding one or more automatic grants, then each such option will remain exercisable for a twelve (12)-month period following such optionee's death and may be exercised by the personal representative of the optionee's estate or the person to whom the grant is transferred by the optionee's will or the laws of inheritance. In no event, however, may the option be exercised after the expiration date of the option term. During the applicable post-service exercise period, the option may not be exercised for more than the number of shares (if any) for which it is exercisable at the time of the optionee's cessation of Board service.

            (v) Upon the occurrence of a Hostile Take-Over (as defined above), each automatic option grant which has been outstanding for at least six (6) months may be surrendered to the Company for a cash distribution in an amount equal to the excess of (i) the Take-Over Price (as defined above) of the shares of Common Stock at the time subject to such option (whether or not the option is otherwise at the time exercisable for such shares) over (ii) the aggregate exercise price payable for such shares.

            (vi) The remaining terms and conditions of the option will in general conform to the terms described above for option grants made under the Discretionary Option Grant Program and will be incorporated into the option agreement evidencing the automatic grant.


                     SALARY INVESTMENT OPTION GRANT PROGRAM

       The Plan Administrator has complete discretion in selecting the individuals who are to participate in the Salary Investment Option Grant Program. As a condition to such participation, each selected individual must, prior to the start of the calendar year of participation, file with the Plan Administrator an irrevocable authorization to the Company to reduce, by a designated multiple of 5%, his or her base salary for the upcoming calendar year. To the extent the Plan Administrator approves one or more salary reduction authorizations, those participants will be immediately granted options under the Salary Investment Option Grant Program.

       Each option will be subject to substantially the same terms and conditions applicable to option grants made under the Discretionary Option Grant Program, except for the following differences:

            (i) The exercise price per share will be equal to one-third of the fair market value per share of Common Stock on the grant date, and the number of shares subject to each grant will be determined by dividing the total dollar amount of the approved reduction in the participant's base salary by two-thirds of the fair market value per share of Common Stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will equal the dollar amount of the reduction in the optionee's base salary to be in effect for the calendar year for which the option grant is made.

            (ii) Provided the optionee continues in Service (as defined above), each option will become exercisable for 50% of the option shares on the last day of June next following the grant date and will become exercisable for the balance of the option shares in a series of six (6) successive equal monthly installments on the last day of each of the next six (6) calendar months.

            (iii) Should the optionee die or become disabled while in Service, the option will become exercisable for that number of option shares equal to
  (A) one-twelfth (1/12) of the total number of option shares multiplied by (B) the number of full calendar months which elapse from the first day of the calendar year for which the option is granted to the last day of the calendar month during which the optionee ceases Service.

            (iv) Each option will have a term of ten (10) years measured from the grant date, whether or not the individual continues in Service.

                               GENERAL PROVISIONS

Option/Vesting Acceleration

       Outstanding options under the 1993 Plan will become immediately exercisable, and unvested shares issued under the 1993 Plan will be subject to accelerated vesting, in the event of certain changes in the ownership or control of the Company. The transactions which will trigger such option/vesting acceleration may be identified as follows:

       Corporate Transaction:  any one of the following stockholder-approved
       ---------------------
transactions:

            (i) a merger or consolidation in which the Company is not the surviving entity,

            (ii) the sale, transfer or other disposition of substantially all of the Company's assets in liquidation or dissolution of the Company, or

            (iii) any reverse merger in which the Company is the surviving entity but in which more than 50% of the Company's outstanding voting securities are transferred to persons other than those who held such securities immediately prior to the merger.


        Change in Control: any of the following events:
        -----------------

            (i) the acquisition of more than 50% of the Company's outstanding voting stock pursuant to a tender or exchange offer made directly to the Company's stockholders which the Board does not recommend such stockholders to accept, or

            (ii) a change in the composition of the Board of Directors over a period of thirty-six (36) months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been members of the Board continuously since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board.

       In the event of a Corporate Transaction, each option at the time outstanding under the 1993 Plan will automatically become exercisable for all of the shares of Common Stock at the time subject to such option and may be exercised for any or all of such shares. However, an outstanding option under the Discretionary Option Grant or Salary Investment Option Grant Program will not so accelerate if and to the extent: (i) such option is to be assumed by the successor corporation (or parent thereof) or (ii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of grant. The Plan Administrator will have the discretion to provide for the subsequent acceleration of any option which does not accelerate at the time of the Corporate Transaction, in the event the optionee's service terminates within a designated period following such Corporate Transaction. The Company's outstanding repurchase rights under the 1993 Plan will also terminate, and the shares subject to such terminated rights will become fully vested, upon the Corporate Transaction, except to the extent (i) one or more of such repurchase rights are expressly assigned to the successor corporation (or its parent company) or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the unvested shares are issued. Immediately following the consummation of the Corporate Transaction, all outstanding options under the 1993 will terminate and cease to be exercisable, except to the extent assumed by the successor corporation (or its parent company).

       The Plan Administrator has full power and authority, exercisable either at the time of the option grant or at any time while the option remains outstanding, to provide for the acceleration of one or more outstanding options under the Discretionary Option Grant Program in connection with a Change in Control so that each such option will, immediately prior to the Change in Control, become exercisable for the total number of shares of Common Stock at the time subject to such option and may be exercised for any or all of such shares. The Company's outstanding repurchase rights under the 1993 Plan will terminate with respect to any unvested shares of Common Stock which have been outstanding for at least six (6) months prior to the Change in Control, unless the accelerated vesting of such shares is subject to limitations imposed by the Plan Administrator at the time of issuance. Alternatively, the Plan Administrator may condition such accelerated option vesting and termination of the repurchase rights upon the optionee's cessation of Service under certain
prescribed circumstances following the Change in Control.   Upon a Change in
Control, each
outstanding option under the Salary Investment Option Grant Program and Automatic Option Grant Program will become immediately exercisable for all of the shares of Common Stock at the time subject to such option.

       The acceleration of options or vesting in the event of a Corporate Transaction or Change in Control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

Changes in Capitalization

       In the event any change is made to the common stock issuable under the 1993 Plan by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 1993 Plan, (ii) the maximum number and/or class of securities for which any one individual may be granted stock options and separately exercisable stock appreciation rights under the 1993 Plan per calendar year, (iii) the number and/or class of securities and price per share in effect under each outstanding option (including all automatic option grants and all option grants incorporated into the 1993 Plan from the 1981 Plan) and (iv) the number and/or class of securities per non-employee Board member for which option grants will subsequently be made under the Automatic Option Grant Program.

       Each outstanding option which is assumed or is otherwise to continue in effect after a Corporate Transaction (as defined above) will be appropriately adjusted to apply and pertain to the number and class of securities which would have been issuable, in connection with such Corporate Transaction, to an actual holder of the same number of shares of Common Stock as are subject to such option immediately prior to such Corporate Transaction. Appropriate adjustments will also be made to the option price payable per share and to the number and class of securities available for issuance under the 1993 Plan.

       Option grants under the 1993 Plan will not affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

Special Tax Election

       The Plan Administrator may provide one or more holders of non-statutory options under the Discretionary Option Grant or Salary Investment Option Grant Program with the right to have the Company withhold a portion of the shares of Common Stock otherwise issuable to such individuals in satisfaction of the Federal and state income and employment tax withholding liability incurred by such individuals in connection with the exercise of their options. Alternatively, the Plan Administrator may allow such individuals to deliver already existing shares of the Common Stock in payment of such tax liability.

Treatment of Incorporated Options

       The 1993 Plan serves as the successor to the 1981 Plan, and each stock option under the 1981 Plan has been incorporated into the 1993 Plan. Each such incorporated option will continue to be governed solely by the terms and conditions of the instrument evidencing such grant, and nothing in the 1993 Plan will be deemed to affect or otherwise modify the rights or obligations of the holder of such stock options with respect to their acquisition of shares of Common Stock thereunder. However, one or more provisions or features of the 1993 Plan may, in the Plan Administrator's discretion, be extended to the incorporated options.

Amendment and Termination

       The Board may amend or modify the 1993 Plan in any or all respects whatsoever. However, no such amendment may adversely affect the rights of existing optionees without their consent. In addition, the Board may not, without the approval of the Company's stockholders, (i) materially increase the maximum number of shares issuable under the 1993 Plan or the maximum number of shares for which any one individual may be granted stock options or separately exercisable stock appreciation rights per calendar year, except to reflect certain changes in the Company's capital structure, (ii) materially modify the eligibility requirements for option grants or (iii) otherwise materially increase the benefits accruing to optionees under the 1993 Plan.

       The Board may terminate the 1993 Plan at any time, and the 1993 Plan will in all events terminate on December 31, 2002. Each stock option or unvested share issuance outstanding at the time of such termination will remain in force in accordance with the provisions of the instruments evidencing such grant or issuance.

                        FEDERAL INCOME TAX CONSEQUENCES

Option Grants

       Options granted under the 1993 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as described below:

       Incentive Options.  No taxable income is recognized by the optionee at
       -----------------
the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition. For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of such shares is made after the optionee has held the shares for more than two (2) years after the grant date of the option and more than one (1) year after the exercise date. If the optionee fails to satisfy either of these two minimum holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

       Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for such shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income. Any additional gain recognized upon the disposition will be a capital gain.

       If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

       Non-Statutory Options.  No taxable income is recognized by an optionee
       ---------------------
upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

       Special provisions of the Internal Revenue Code apply to the acquisition of unvested shares of common stock under a non-statutory option. These special provisions may be summarized as follows:

       (a) If the shares acquired upon exercise of the non-statutory option are subject to repurchase by the Company at the original exercise price in the event of the optionee's termination of service prior to vesting in such shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the Company's repurchase right lapses with respect to those shares over (ii) the exercise price paid for the shares.

       (b) The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the non-statutory option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date (determined as if the shares were not subject to the Company's repurchase right) over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the Company's repurchase right lapses.

       The Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

STOCK APPRECIATION RIGHTS

An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to a business expense deduction equal to the appreciation distribution for the taxable year of the Company in which the ordinary income is recognized by the optionee.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options granted with exercise prices equal to the fair market value of the shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Code Section 162(m).

                             ACCOUNTING TREATMENT

       Under current accounting principles, neither the grant nor the exercise of options with an exercise price equal to the fair market value of the option shares on the grant date will result in any charge to the Company's earnings. However, the Company must disclose, in footnotes to the Company's financial statements, the impact those options would have upon the Company's reported earnings were the value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

       Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then such rights will result in a compensation expense to be charged against the Company's earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of common stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end will be accrued as compensation expense, to the extent such amount is in excess of the aggregate exercise price in effect for those rights.

                              STOCKHOLDER APPROVAL

       The affirmative vote of a majority of the outstanding shares of the Company's Common Stock present or represented and entitled to vote at the 1996 Annual Meeting is required for approval of the amendment to the 1993 Plan. If such approval is obtained, then the amendment will become effective immediately. Should such stockholder approval not be obtained, then any options granted on the basis of the 2,000,000-share increase which forms part of the amendment will terminate without becoming exercisable for any of the shares of Common Stock subject to those options, and no further options will be granted on the basis of such share increase. The 1993 Plan will, however, continue to remain in effect, and option grants may continue to be made pursuant to the provisions of the 1993 Plan until the available reserve of Common Stock as last approved by the stockholders has been issued pursuant to option grants made under the 1993 Plan.

       The Board of Directors believes that option grants under the 1993 Plan play an important role in the Company's efforts to attract and retain the services of individuals of outstanding ability who are essential to the Company's long-term financial success.

RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors recommends that the stockholders vote FOR the approval of the amendment to the 1993 Plan.

                                  PROPOSAL 3:

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

       The firm of Coopers & Lybrand served as independent public accountants for the Company for the fiscal year ended December 3, 1995. The Board of Directors desires the firm to continue in this capacity for the current fiscal year. Accordingly, a resolution will be presented to the meeting to ratify the selection of Coopers & Lybrand by the Board of Directors as independent public accountants to audit the accounts and records of the Company for the fiscal year ending December 1, 1996, and to perform other appropriate services. In the event that stockholders fail to ratify the selection of Coopers & Lybrand, the Board of Directors would reconsider such selection.

       A representative of Coopers & Lybrand will be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representative desires to do so.

RECOMMENDATION OF THE BOARD OF DIRECTORS

       The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Coopers & Lybrand to serve as the Company's independent auditors for the fiscal year ending December 1, 1996.

                        SECURITY OWNERSHIP OF MANAGEMENT

       The following table sets forth the beneficial ownership of the Common Stock of Measurex as of February 21, 1996 by each director, each executive officer named in the Summary Compensation Table in the "Executive Compensation" section below, and all directors and executive officers as a group. All shares are subject to the named person's sole voting and investment power except where otherwise indicated.

                                                                                 APPROXIMATE
                                                                 SHARES           PERCENT
                                                              BENEFICIALLY      BENEFICIALLY
             NAME                                               OWNED (1)           OWNED
             ----                                             ------------      ------------

Paul Bancroft III.............................                      64,000(2)        0.4%
Dwight C. Baum................................                      56,000           0.3%
David A. Bossen...............................                     347,780           2.2%
John C. Gingerich.............................                      56,969           0.4%
Jeffery T. Grade..............................                       6,000             *
Orion L. Hoch.................................                      40,000           0.3%
John W. Larson................................                      54,126           0.3%
Robert McAdams, Jr............................                      56,658           0.4%
J.W. McKittrick...............................                      38,803           0.2%
Graham Tyson..................................                      36,000           0.2%
William J. Weyand.............................                      80,770           0.5%
Glenn R. Wienkoop.............................                      73,390           0.5%
All current directors and executive officers
 as a group (17 persons)......................                   1,019,723           6.4%

-----------
* Less than 0.1%.

(1) Includes shares of Common Stock purchasable under options which are exercisable as of February 21, 1996 or which will become exercisable within 60 days thereafter.

(2) Does not include 1,100 shares owned by Mr. Bancroft's spouse, over which he has no voting or investment power and as to which he disclaims any beneficial interest.

                             PRINCIPAL STOCKHOLDERS

       The following table sets forth information with respect to the only persons who beneficially owned (to the Company's knowledge) more than 5% of the Common Stock of Measurex as of February 21, 1996.

                                                                       AMOUNT AND
                                                                        NATURE OF
NAME AND ADDRESS                                           BENEFICIAL     PERCENT
OF BENEFICIAL OWNER                                        OWNERSHIP    OF CLASS
-------------------                                        ----------  -----------
  Montgomery Asset Management, LP.......................   959,000(1)      6.0%
  600 Montgomery Street
  San Francisco, California  94111

--------------

(1) Pursuant to a Schedule 13G dated January 29, 1996 and filed with the Securities and Exchange Commission, Montgomery Asset Management, LP has reported sole voting and investment power over these shares.


      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent beneficial owners are required by SEC regulation to furnish the Company with copies of all
Section 16(a) reports they file.

       Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that, except as further described below, there was compliance for the fiscal year ended December 3, 1995 with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten-percent beneficial owners.

       William W. Goessel filed late one report, reporting two transactions.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

       The following table sets forth the compensation earned by the Company's Chief Executive Officer and each of the Company's four other highest-paid executive officers (as determined as of the end of the last fiscal year) for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 3, 1995, November 27, 1994 and November 28, 1993, respectively.

                                                     SUMMARY COMPENSATION TABLE

                                                                                               Long-Term
                                                                                              Compensation
                                                                                                 Awards
                                                                                              ------------
                                                                                                Number of
         Name and                                    Annual Compensation                       Securities       All Other
         Principal              Fiscal               -------------------                       Underlying       Compensa-
         Position                Year      Salary($)/1/              Bonus ($)/1/               Options         tion ($)/2/
         ---------              ------     ------------              ------------             ------------      -----------
David A. Bossen                  1995        435,866                    386,300                   79,975           7,646
  Chief Executive                1994        405,000                    282,400                   60,000           7,446
  Officer and                    1993        405,000                    234,300                   47,550           7,646
  Chairman of the
  Board of Directors

John C. Gingerich                1995        342,501                    239,400                   47,500           3,463
  President,                     1994        318,850                    176,600                   40,000           2,827
  Chief Operating                1993        290,000                    131,800                   25,000           2,585
  Officer and
  Director

Robert McAdams, Jr.              1995        244,047                    128,600                   36,000           2,738
  Executive Vice                 1994        235,008                     96,200                   20,000           2,363
  President of                   1993        235,008                     81,600                   15,000           2,171
  Finance and
  Information
  Services and Chief
  Financial Officer

William J. Weyand                1995        247,693                    176,298                   45,000           2,064
  Executive Vice                 1994        174,466                    118,350                   10,000           1,800
  President, Worldwide           1993        158,857                    127,030                   10,000           1,740
  Sales and Service

Glenn R. Wienkoop                1995        264,808                    242,735                   35,000           1,789
  Executive Vice                 1994        255,000                    135,300                   20,000           1,595
  President and                  1993        255,000                    124,700                   28,250           1,542
  Division President,
  Industrial Systems
  Division

/1/ Includes salary or bonus deferred under the Company's Savings and Deferred Profit-Sharing Plan.

/2/ Includes for fiscal year 1995 (i) the contributions made by the Company to the Savings and Deferred Profit-Sharing Plan on behalf of each named executive officer and (ii) the insurance premiums paid by the Company on the special term life insurance policies provided each named executive officer, as follows:

Officer                      Plan Contribution         Insurance Premiums
-------                      -----------------         ------------------
David A. Bossen                   $1,000                     $6,646
John C. Gingerich                 $1,000                     $2,463
Robert McAdams, Jr.               $1,000                     $1,738
William J. Weyand                 $1,000                     $1,064
Glenn R. Wienkoop                 $1,000                     $  789

STOCK OPTIONS

   The following table contains information concerning the grant of stock options made under the Company's 1993 Stock Option Plan for the 1995 fiscal year to the named executive officers. No stock appreciation rights ("SARs") were granted during the fiscal year to such individuals.



                                      OPTION GRANTS IN LAST FISCAL YEAR
                                                                                      Potential Realizable
                                                                                    Value at Assumed Annual
                                                                                      Rates of Stock Price
                               Individual Grants                                  Appreciation for Option Term
                               -----------------                                  ----------------------------
                            Number of        % of Total
                           Securities         Options
                           Underlying        Granted to     Exercise
                            Options          Employees in    Price    Expiration
    Name                   Granted/1/        Fiscal Year    ($/Sh)       Date         5%($)/2/       10%($)/2/
    ----                   ----------        ------------   --------  ----------      --------       ---------
David A. Bossen              79,975              8.31        20.875   12/12/2004      1,049,926      2,660,718
John C. Gingerich            47,500              4.93        20.875   12/12/2004        623,588      1,580,295
Robert McAdams, Jr.          26,000              2.70        20.875   12/12/2004        341,333        865,004
                             10,000              1.03        25.625    4/18/2005        161,154        408,397
William J. Weyand            35,000              3.63        20.875   12/12/2004        459,486      1,164,428
                             10,000              1.03        25.625    4/18/2005        161,154        408,397
Glenn R. Wienkoop            35,000              3.63        20.875   12/12/2004        459,486      1,164,428

 /1/ All the options were granted on December 12, 1994, except for Messrs. McAdams and Weyand who each were granted an additional option for 10,000 shares on April 18, 1995. Each option will become exercisable for all of the option shares in four equal and successive annual installments over the optionee's period of service with the Company, beginning one year after the grant date. Each option has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of service with the Company. Should Mr. Bossen's employment terminate by reason of retirement, his option will become exercisable for all of the option shares. Each of the granted options will become immediately exercisable for all of the option shares in the event the Company is acquired by merger or asset sale, unless the option is assumed or otherwise replaced by the acquiring entity. Upon the termination of the optionee's employment within 18 months after (i) an acquisition of the Company which does not otherwise result in the immediate acceleration of the option or
(ii) any hostile change in control of the Company effected by a successful tender offer for 50% or more of the outstanding Common Stock or a change in the majority of the Board as a result of one or more contested elections for Board membership, the option will become immediately exercisable for all of the option shares. Such option acceleration will, however, be limited so as to avoid excess parachute payments under the federal tax laws. For further information concerning these option acceleration provisions, please see the section below entitled Employment Contracts and Change of Control Arrangements.

 /2/ There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed five percent (5%) and ten percent (10%) assumed annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants.

OPTION EXERCISES AND HOLDINGS

  The following table provides information with respect to the named executive officers concerning the exercise of options during the 1995 fiscal year and unexercised options held by the named executive officers as of the end of the 1995 fiscal year. No SARs were exercised during the 1995 fiscal year or outstanding as of the end of the 1995 fiscal year.

             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                             Number of Securities
                                                                  Underlying                   Value of Unexercised
                                                        Unexercised Options at Fiscal              in-the-Money
                           Shares           Value              Year-End (1995)           Options at Fiscal Year-End ($)**
                          Acquired         Realized     ------------------------------------------------------------------
     Name               on Exercise          ($)*        Exercisable     Unexercisable     Exercisable     Unexercisable
--------------------------------------------------------------------------------------------------------------------------
David A. Bossen           167,400         2,324,370         63,973          155,000           800,010         1,466,534
John C. Gingerich         114,944         1,588,964              0           95,000                 0           905,312
Robert McAdams, Jr.        53,000           525,188         24,973           62,000           316,080           534,031
William J. Weyand          34,000           432,355         16,250           58,750           130,312           467,187
Glenn R. Wienkoop          53,165           690,167         12,062           70,375           125,143           678,500
--------------------------------------------------------------------------------------------------------------------------

* Based on the fair market value of the shares on the exercise date less the exercise price paid for the shares.

** Based on the fair market value of the shares on the last day of the fiscal year ($29.25 per share) less the exercise price payable for such shares.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors sets the base salary of the Company's executive officers and approves individual bonus programs for executive officers. The Committee also has sole and exclusive authority to make option grants to executive officers and other key employees under the Company's 1993 Stock Option Plan. The following is a summary of policies of the Committee that affect the compensation paid to executive officers for the 1995 fiscal year, as reflected in the tables and text set forth elsewhere in this Proxy Statement.

  GENERAL COMPENSATION POLICY. The Committee's overall policy is to offer the Company's executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Company and their contribution to that performance. One of the Committee's primary objectives is to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon his or her own level of performance. Each executive officer's compensation package is comprised of three elements: (i) base salary that reflects individual performance and is designed primarily to be competitive with the market for executive talent, (ii) annual variable performance awards payable in cash and tied to the achievement of annual financial performance goals established by the Committee and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders. Generally, as an officer's level of responsibility increases, a greater portion of his or her total compensation will be dependent upon Company performance and stock price appreciation rather than base salary.

  FACTORS. The principal factors that were taken into account in establishing each executive officer's compensation package for the 1995 fiscal year are summarized below. However, the Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

  * BASE SALARY. On the basis of the compensation survey of high-technology companies published by an independent management consulting firm, the Committee analyzes compensation data for those technology companies which have sales volume similar to the Company and compete with the Company for executive talent. This peer group is comprised of approximately 70 companies. The base salary for each officer is set on the basis of the salary levels in effect for comparable positions within the peer group companies, the individual's personal performance and internal comparability considerations. The relative weight given to each factor varies with each individual in the sole discretion of the Committee. Each executive officer's base salary is adjusted each year on the basis of the Committee's evaluation of the officer's personal performance for the year, the market forces affecting the general level of base salaries of persons in comparable positions within the peer group and the Company's relative performance and profitability within the peer group. For the 1995 fiscal year, the base salary level of the Company's executive officers was generally between the 50th and 75th percentile of the surveyed compensation data for the peer group.

  For purposes of the stock price performance graph that appears later in this Proxy Statement, the Company has selected the S&P High Tech Composite Index as the industry index. This index consists of companies with significantly greater capitalization and sales volume than the Company and therefore none of the companies in the S&P High Tech Composite Index are included in the peer group taken into account for comparative compensation purposes. In selecting the peer group companies, the Committee focused primarily on whether those companies were actually competitive with the Company in seeking executive talent.

  * ANNUAL INCENTIVE COMPENSATION. Annual bonuses are earned by each executive officer on the basis of achievement of corporate business unit performance targets established by the Committee at the start of the fiscal year. Bonuses for Messrs. Bossen, Gingerich and McAdams and the remaining executive officers, other than Messrs. Wienkoop and Weyand, were determined on the basis of the following performance targets: orders booked, level of operating income for the year, rate of inventory turnover and the average period for which accounts receivable remained outstanding. The aggregate bonus pool was then allocated to individual executive officers on the basis of their position within the Company and their performance rating for the year. Mr. Wienkoop earned an annual bonus for fiscal year 1995 based principally on the following performance targets for the Industrial Sytems business unit: orders booked, profit contribution and the average period for which accounts receivable remained outstanding. Mr. Weyand earned an annual bonus for fiscal year 1995 based principally on the following corporate performance targets for the worldwide sales and service organization: orders booked, profit contribution and asset management.

  * LONG-TERM STOCK-BASED INCENTIVE COMPENSATION. Generally, stock option grants are made annually to each of the Company's executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in installments over a 4-year period, contingent upon the officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company during the 4-year vesting period, and then only if the market price of the shares appreciates over the option term.

  The size of the option grant to each executive officer, including the Chief Executive Officer, is set at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company and the salary grade associated with that position, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual based upon his or her salary grade.

  CEO COMPENSATION. In setting the total compensation payable to the Company's Chief Executive Officer, David A. Bossen, for the 1995 fiscal year the Committee sought to be competitive with other companies in the peer group, while at the same time assuring that a significant percentage of such compensation will be tied to Company performance and stock price appreciation.

  The Committee adjusted Mr. Bossen's base salary for the 1995 fiscal year in recognition of his personal performance and with the objective of having his base salary keep pace with salaries being paid to similarly situated chief executive officers at the peer group companies. With respect to Mr. Bossen's base salary, it is the Committee's intent to provide him with a competitive level of stability and certainty each year consistent with the Company's relative performance and profitability within the peer group. For the 1995 fiscal year, Mr. Bossen's base salary was between the 50th and 75th percentile of the base salary levels in effect for chief executive officers at the peer group companies.

  The remaining components of Mr. Bossen's 1995 fiscal year compensation, however, were dependent upon both individual and corporate performance and provided no dollar guarantees. The cash bonus paid to him for the 1995 fiscal year was based on the Company's attainment of performance factors tied to the level of operating income, the rate of inventory turnover and the average period for which accounts receivable remained outstanding, as well as upon his performance rating for the year.

  Stock option grants were also awarded to Mr. Bossen in fiscal 1995 in order to provide a significant equity incentive for him to remain with the Company and contribute to the financial success of the Company. As previously indicated, these options will have value for Mr. Bossen only if the market price of the underlying option shares appreciates over the market price in effect on the date the grants were made.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

  Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The compensation to be paid to the Company's executive officers for the 1995 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the compensation to be paid to the Company's executive officers for fiscal 1996 will exceed that limit. The Company's 1993 Stock Option Plan is structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the 1993 Option Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

  It is the opinion of the Committee that the adopted executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's stockholders with competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

  Submitted by the Compensation Committee of the Company's Board of Directors:

                          Paul Bancroft, III, Chairman
                                 Orion L. Hoch
                                 John W. Larson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries, other than John W. Larson who formerly served as Secretary of the Company and who currently serves as Assistant Secretary of the Company.

       No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as members of the Company's Board of Directors or Compensation Committee.

PERFORMANCE GRAPH

                         [GRAPH APPEARS HERE]

                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN*
                AMONG MEASUREX CORPORATION, THE S & P 500 INDEX
                    AND THE S & P HIGH TECH COMPOSITE INDEX
Measurement period       MEASUREX                         S & P HIGH TECH
(Fiscal year Covered)   CORPORATION    S & P 500 INDEX    COMPOSITE INDEX
---------------------   -----------    ---------------    ---------------
Measurement PT -
11/90                     $ 100             $ 100             $ 100

FYE 11/91                 $  95             $ 120             $ 111
FYE 11/92                 $ 112             $ 143             $ 123
FYE 11/93                 $ 130             $ 157             $ 148
FYE 11/94                 $ 138             $ 159             $ 173
FYE 11/95                 $ 184             $ 217             $ 264

* $100 INVESTED ON 11/30/90 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING NOVEMBER 30.

  The preceding Report of the Compensation Committee and Board of Directors on Executive Compensation and the preceding Company Stock Price Performance Graph are not to be deemed "filed" with the SEC, nor shall this report or graph be incorporated by reference into any past or future SEC filings, notwithstanding any statements to the contrary in such filings.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

       The Company has entered into a severance agreement with each of the executive officers named in the Summary Compensation Table above, pursuant to which each such officer will become entitled to special severance benefits in the event his employment is involuntarily terminated in connection with certain changes in control of the Company.

       A change in control is defined under each agreement to include: (i) an acquisition of the Company by merger or consolidation, (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company, (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to person or persons different from the persons holding those securities immediately prior to such merger, (iv) the acquisition of securities possessing fifty percent (50%) or more of the total combined voting power of the Company's outstanding securities pursuant to a transaction effected without the approval of the Measurex Board or (v) a change in the composition of the Measurex Board over any period of 36 months or less such that a majority of the Board ceases to be comprised of individuals who either (A) have been Board members since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by a majority of the continuing Board members described in clause (A).

       If there should occur such a change in control and the officer's employment is involuntarily terminated (other than for cause) within 18 months thereafter, the officer will become entitled to the following severance benefits: (i) all outstanding options at the time held by the officer will immediately accelerate and become fully exercisable for all the option shares and (ii) the Company will make a cash lump sum payment to the officer in an amount equal to the difference between (A) 2.99 times the officer's average W-2 wages from the Company for the five calendar years immediately preceding the calendar year in which the change in control occurs and (B) the value of the officer's accelerated options, as determined in accordance with the parachute payment regulations of the federal tax laws.

       The total severance benefit payable to the officer will in general not exceed 2.99 times the officer's average W-2 wages from the Company for the five calendar years immediately preceding the calendar year in which the change in control occurs. However, any options outstanding under the Salary Investment Option Grant Program under the 1993 Stock Option Plan will not be subject to this limitation in the event those options are accelerated in connection with the change in control.

       Involuntary termination is defined in each severance agreement as the termination of the officer's employment, whether voluntary or involuntary (other than for cause), following a material reduction in the officer's level of responsibilities, a reduction in his or her compensation or a change in job location without his or her consent. Termination for cause includes any involuntary termination attributable to the officer's fraudulent behavior or other intentional misconduct adversely affecting the business reputation of the Company in a material manner.

CERTAIN TRANSACTIONS

       On May 30, 1990, the Company entered into an Affiliation Agreement (the "Affiliation Agreement") with Harnischfeger Industries, Inc., a Delaware Corporation ("Harnischfeger"), pursuant to which Harnischfeger indicated its intent to purchase outstanding shares of Measurex Common Stock in open market transactions. Under the terms of the Affiliation Agreement, such stock purchases may be made at any time and from time to time, subject to market conditions and other factors. The Affiliation Agreement does not, however, obligate Harnischfeger to purchase any Measurex Common Stock at any time. With respect to any such purchases, Harnischfeger has agreed that neither it nor its affiliates will acquire in the aggregate more than 20% of the total combined voting power of outstanding Measurex voting stock (including for purposes of this calculation outstanding stock options and other securities convertible into, or entitling the holder thereof to acquire voting stock, hereafter "Voting Stock") without the prior consent of the Measurex Board of Directors, subject to certain limited exceptions. The Affiliation Agreement also provides that, upon the request of Harnischfeger, Measurex will use its best efforts to cause its Board of Directors to take all action necessary to elect a nominee selected by Harnischfeger to the Board of Directors and thereafter, throughout the term of the Affiliation Agreement and subject to certain exceptions, to nominate and solicit proxies for election as director(s) at stockholder meetings a number of Harnischfeger nominees proportionate to the amount of Measurex voting securities then held by Harnischfeger and its affiliates. Under the Affiliation Agreement, Measurex has the option to purchase all shares of Measurex voting securities owned by Harnischfeger and its affiliates (i) in the event that sales of Measurex systems to be installed on machines manufactured by Beloit Corporation, a Delaware corporation and a subsidiary of Harnischfeger ("Beloit"), fail to meet certain projections or (ii) in the event of a "change in control" of Harnischfeger or if Harnischfeger ceases to own a majority of Beloit's outstanding common stock. In addition, Harnischfeger and its affiliates have certain rights to purchase additional shares of Common Stock in the event their aggregate equity ownership interest in Measurex is diluted to certain levels. The Affiliation Agreement may be terminated by either party at the end of seven years or as otherwise set forth therein.

       On December 29, 1994, Measurex bought back from HIHC, Inc. ("HIHC"), a wholly owned subsidiary of Harnischfeger, 2,026,900 shares of outstanding Measurex Common Stock at a purchase price of $21.50 per share, reducing HIHC's holdings to approximately 10% of the total outstanding Measurex capital stock.

       On June 22, 1995, Measurex bought back from HIHC 1,613,100 shares of outstanding Measurex Common Stock at a purchase price of $32.50 per share, representing all of HIHC's holdings of Measurex Common Stock.

                             STOCKHOLDER PROPOSALS

       Stockholder proposals intended to be considered at the 1997 Annual Meeting of Stockholders must be received by Measurex no later than November 1, 1996. The proposal must be mailed to the Company's principal executive offices, One Results Way, Cupertino, California 95014, Attention: Corporate Secretary. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.


                                 OTHER MATTERS

       Management does not know of any matters to be presented at this Annual Meeting other than those set forth herein and in the Notice accompanying this Proxy Statement.

       It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE WHICH HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the meeting may revoke their proxies and vote in person provided such person supplies the inspector of elections with satisfactory proof of share ownership as of the record date or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

                                    By Order of the Board of Directors,


                                    Charles Van Orden
                                    Vice President, General Counsel
                                    and Secretary


February 29, 1996
Cupertino, California

                             MEASUREX CORPORATION
                                     PROXY
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 12, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints DAVID A. BOSSEN and JOHN W. LARSON, and each or either of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of MEASUREX CORPORATION held of record by the undersigned on February 21, 1996 at the Annual Meeting of Stockholders of Measurex Corporation to be held April 12, 1996, or at any adjournment or postponement thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NOS. 1, 2 AND 3.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1, 2 AND 3 IF NO SPECIFICATION IS MADE.


1.  ELECTION OF DIRECTORS

    [_] FOR all nominees    [_] WITHHOLD AUTHORITY    *[_] EXCEPTIONS
        listed below            to vote for all
                                nominees

NOMINEES:  John W. Larson; J.W. McKittrick; Graham Tyson

(INSTRUCTION: To withhold authority to vote for any individual nominee mark the "EXCEPTIONS" box, and write that nominee's name in the space provided below.)

   * Exceptions
                ________________________________________________________________

2. To approve certain amendments to the Company's 1993 Stock Option Plan, including an increase in the number of shares of Common Stock authorized for issuance thereunder by 2,000,000 shares.

   [_] FOR      [_] AGAINST     [_] ABSTAIN

3. To ratify the selection of Coopers & Lybrand as independent auditors of the Company.

   [_] FOR      [_] AGAINST     [_] ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

   Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                        DATED:___________________________________________, 1996

                    Signature___________________________________________________

                    ___________________________________________________________
                                   (Additional if held jointly)

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.